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                                                                   Exhibit 10.25


                     October 13, 1999


Mr. John Mutch


Dear John:

          On behalf of the Board of Directors of HNC Software, Inc. ("HNC"), we would like to offer you the position of President and Chief Operating Officer of HNC subject to the following terms and conditions:

          1. TITLE: SALARY. You will be employed as President and Chief Operating Officer. You will report to the Chief Executive Officer, Your salary will be $325,000 annually.

          2. EMPLOYMENT TERM. The term of your employment under this Agreement (the "Employment Term") will commence on October 13, 1999 (the "Commencement Date") and end on the first anniversary of the Commencement Date.

          3. BONUS. HNC will pay you the following bonuses:

          (i) upon the execution of this agreement, a $25,000 signing bonus;

          (ii) upon the execution of this agreement, you will receive a prepayment of the target bonus payable to you as President of HNC Insurance Solutions ("ISG") for fiscal year 1999 less any previous prepayment balance
(draw) outstanding. After the completion of 1999 when file final determination of your ISG bonus earned has been calculated, any excess prepayment amount (from the original draw and the new draw) vs. the earned bonus amount for 1999 will be considered a prepayment against any future bonus.

          (iii) For the period remaining in fiscal year 1999, you will receive a pro rata bonus for the period beginning on the Commencement date and ending on December 31, 1999 based on the attainment of objectives as agreed by the HNC Board of Directors (to be paid in Q-1 of 2000). Your target bonus amount for the full year 1999 is $195,000 and

          (iv) A target bonus of up to $195,000 for fiscal year 2000 (based on the attainment of bonus objectives determined by the HNC Board of Directors) to be paid in Q-1 of 2001 based on your performance against the agreed to goals.

          If you terminate without cause from HNC prior to the normal bonus payment date you will receive the pro rata portion of any bonus earned.

          4. BENEFITS: expenses. You will be eligible to participate in HNC's employee benefit plans of general application, including, without limitation, those plans covering medical, disability and life insurance in accordance with the rules established for individual participation in any such plan and under applicable law. You will be


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eligible for vacation and sick leave in accordance with the policies in effect during the term of this agreement and will receive such other benefits as HNC generally provides to its other employees of comparable position and experience. HNC will pay all reasonable negotiator fees associated with the negotiation of this agreement.

          5. OPTIONS. The Compensation Committee of the Board of Directors has approved that you be granted an option to purchase 100,000 shares of the Company's common stock (the "Option") subject to file execution of this agreement and your executing a stock option agreement consistent with the terms and conditions of the HNC option plan. The date of the grant is October 13, 1999 at a grant price of $36.00 per share. Twenty-five thousand shares (25,000) became vested on the day your grant was approved. The remaining 75,000 shares will vest in 36 equal monthly installments, beginning on the first anniversary of the Commencement Date. The exercise price of your option was equal to the closing price of HNC common stock as reported in the Wall Street Journal on the day your option grant was approved.

          6. AT-WILL EMPLOYMENT. Your employment with HNC will be at-will and may be terminated by you or by HNC at any time for any reason as follows:.

               (a) You may terminate your employment upon written notice to the Board of Directors at any time in your discretion ("Voluntary Termination");

               (b) HNC may terminate your employment upon written notice to you at any time following a determination by two-thirds (2/3) vote of the entire Board of Directors that there is "Cause," as defined below, for such termination ("Termination for Cause");

               (c) HNC may terminate your employment upon written notice to you at any time in the sole discretion of two-thirds (2/3) of the entire Board of Directors without a determination that there is Cause for such termination ("Termination without Cause");

               (d) Your employment will automatically terminate upon your death or upon your disability as determined by the Board of Directors ("Termination for Death or Disability"); provided that "disability" shall mean your complete inability to perform your job responsibilities for a period of 180 consecutive days or 180 days in the aggregate in any 12-month period.

     For purposes of this agreement, "Cause" means (i) gross negligence or willful misconduct in the performance of your duties to HNC (other than as a result of a disability) that has resulted or is likely to result in substantial and material damage to HNC, after a demand for substantial performance is delivered to you by the Board of Directors which specifically identifies the manner in which the Board believes you have not substantially performed your duties and you have been provided with a reasonable opportunity to cure any alleged gross negligence or willful misconduct; (ii) continued failure to perform your duties to HNC as requested by the Chief Executive Officer (other than as a result of a disability); (iii) commission of any act of fraud with respect to HNC; or (iv) conviction of a felony or a crime involving moral turpitude causing material harm to the business and affairs of HNC. No act or failure to act by you shall be considered "willful" if done or omitted by you in good faith with reasonable belief that your action or omission was in the best interests of HNC.

          7. SEPARATION BENEFITS. Upon termination of your employment with HNC for any reason, you will receive payment for all salary and unpaid vacation accrued to the date of your termination of employment. Your benefits will be continued under HNC's then existing benefit plans and policies for so long as provided under the terms of


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such plans and policies and as required by applicable law. Under certain circumstances, you will also be entitled to receive severance benefits as set forth below, but you will not be entitled to any other compensation, award or damages with respect to your employment or termination.

               (a) In the event of your Voluntary Termination or Termination for Cause, you will not be entitled to any cash severance benefits or additional vesting of shares of stock options.

               (b) In the event of your Termination without Cause during the Employment Term, you will be entitled to a severance payment equal to your annual salary prorated for the remainder of the Employment Term (less applicable deductions and withholdings) payable within 30 days after the effective date of your termination. Your Option as described herein will accelerate and become 100% vested and exercisable. Any other options or restricted stock awards granted to you by HNC will not accelerate pursuant to this subsection but will continue to be governed by the terms of the stock option or restricted stock agreement and applicable HNC option plan.

               (c) In the event of your Termination for Death or Disability during the Employment Term, your Option will accelerate and become 100% vested and exercisable. Any other options or restricted stock awards granted to you by HNC will not accelerate pursuant to this Subsection but will continue to be governed by the terms of stock option or restricted stock agreement and the applicable HNC option plan.

               (d) If your severance and other benefits provided for in this
Section 7 constitute "parachute payments" within the meaning of section 280G of the Internal Revenue Code and, but for this subsection, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then your severance and other benefits under this section 7 will be payable, at your election, either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in your receipt on an after tax-basis of the greatest amount of severance and other benefits.

               (e) No payments due you hereunder shall be subject to mitigation or offset.

          8. GOVERNING LAW. This agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

          We look forward to your continued contributions as part of the HNC team.

                                            Sincerely yours,


                                            Robert L. North
                                            President and CEO
                                            HNC Software, Inc.




By signing this letter, I am agreeing to the above:

Signature:  /s/ John Mutch                           Date:  10/13/99
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